Filed pursuant to Rule 424(b)(3)
Registration No. 333-194579

PROSPECTUS

Lear Corporation

Offer to Exchange

All Outstanding

4.75% Senior Notes due 2023, which have not been registered under the Securities Act of 1933 for

4.75% Senior Notes due 2023, which have been registered under the Securities Act of 1933

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the exchange offer), $500,000,000 aggregate principal amount of our 4.75% Senior Notes due 2023, which have been registered under the Securities Act of 1933 (the “New Notes”) for the 4.75% Senior Notes due 2023 that we sold, subject to resale restrictions, on January 17, 2013 in an aggregate principal amount of $500,000,000 (the “Old Notes”).

The New Notes and the Guarantees

The terms of the New Notes are identical in all material respects to the Old Notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the Old Notes are not applicable to the New Notes. The New Notes are senior unsecured obligations, and all of our existing and future domestic restricted subsidiaries that guarantee our amended and restated senior secured revolving credit facility (the “Revolving Credit Facility”) guarantee the New Notes on a senior unsecured basis. We refer to the Old Notes and the New Notes collectively as “the Notes.”

The Notes are not traded on any national securities exchange and have no established trading market.

The Exchange Offer

The exchange offer will expire at 5:00 p.m., New York City time, on May 28, 2014, unless we extend it. We do not currently intend to extend the expiration date. Subject to the satisfaction or waiver of specified conditions, we will exchange New Notes for all Old Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. Tenders of Old Notes may be withdrawn at any time before the expiration of the exchange offer. The exchange of Old Notes for New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. We will not receive any proceeds from the exchange offer.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities during the period beginning on the consummation of the exchange offer and ending on the close of business 180 days after the consummation of the exchange offer, or such shorter period as will terminate when all New Notes held by broker-dealers for their own account have been sold pursuant to this prospectus. See “Plan of Distribution.”

The exchange offer involves risks. See “Risk Factors” beginning on page 17.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2014

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell the New Notes in any jurisdiction where an offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the New Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the New Notes, reference is made to the registration statement, including the exhibits thereto. In addition, pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we file annual, quarterly and current reports, proxy statements and other information with the Commission. The registration statement and other Commission filings can be inspected and copied at the Public Reference Room of the Commission located at 100 F Street N.E., Washington, D.C. 20549. You can call the Commission at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the Commission’s home page on the Internet (http://www.sec.gov).

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may request a copy of this information at no cost by writing or telephoning us at the following address: Lear Corporation, 21557 Telegraph Road, Southfield, MI 48033, phone number (248) 447-1500, Attention: Investor Relations. To obtain timely delivery, Note holders must request such information no later than five business days before the expiration of the exchange offer, or May 20, 2014.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information by referring to another document separately filed with the Commission. This information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us.

•	Annual Report on Form 10-K for the year ended December 31, 2013; and

•	Current Reports on Form 8-K filed February 10, 2014, February 18, 2014 and March 14, 2014.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of the initial registration statement and prior to effectiveness of the registration statement after the date of this prospectus and until this exchange offer is completed or otherwise terminated.

We encourage you to read our periodic and current reports, as they provide additional information about us that prudent investors find important. You may request a copy of these filings without charge by writing to or by telephoning us at the following address:

Lear Corporation

21557 Telegraph Road

Southfield, MI 48033

Attention: General Counsel

(248) 447-1500

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus and the documents we incorporate by reference may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. All such forward-looking statements contained or incorporated in this prospectus which address operating performance, events or developments that we expect or anticipate may occur in the future, including, without limitation, statements related to business opportunities, awarded sales contracts, sales backlog and ongoing commercial arrangements, or statements expressing views about future operating results, are forward-looking statements. Actual results may differ materially from any or all forward-looking statements made by us. Important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results include, but are not limited to:

•	general economic conditions in the markets in which we operate, including changes in interest rates or currency exchange rates;

•	the financial condition and restructuring actions of our customers and suppliers;

•	changes in actual industry vehicle production levels from our current estimates;

•	fluctuations in the production of vehicles or the loss of business with respect to, or the lack of commercial success of, a vehicle model for which we are a significant supplier;

•	disruptions in the relationships with our suppliers;

•	labor disputes involving us or our significant customers or suppliers or that otherwise affect us;

•	the outcome of customer negotiations and the impact of customer-imposed price reductions;

•	the impact and timing of program launch costs and our management of new program launches;

•	the costs, timing and success of restructuring actions;

•	increases in our warranty, product liability or recall costs;

•	risks associated with conducting business in foreign countries;

•	the impact of regulations on our foreign operations;

•	the operational and financial success of our joint ventures;

•	competitive conditions impacting us and our key customers and suppliers;

•	disruptions to our information technology systems;

•	the cost and availability of raw materials, energy, commodities and product components and our ability to mitigate such costs;

•	the outcome of legal or regulatory proceedings to which we are or may become a party;

•	the impact of pending legislation and regulations or changes in existing federal, state, local or foreign laws or regulations;

•	unanticipated changes in cash flow, including our ability to align our vendor payment terms with those of our customers;

•	limitations imposed by our existing indebtedness and our ability to access capital markets on commercially reasonable terms;

•	impairment charges initiated by adverse industry or market developments;

•	our ability to execute our strategic objectives;

•	changes in discount rates and the actual return on pension assets;

•	costs associated with compliance with environmental laws and regulations;

•	the impact of new regulations related to conflict minerals;

•	developments or assertions by or against us relating to intellectual property rights;

•	our ability to utilize our net operating loss, capital loss and tax credit carryforwards;

•	global sovereign fiscal matters and creditworthiness, including potential defaults and the related impacts on economic activity, including the possible effects on credit markets, currency values, monetary unions, international treaties and fiscal policies; and

•	other risks, described below in “Risk Factors” and the risks and information provided from time to time in our filings with the Commission.

Any forward-looking statement included in or incorporated by reference in this prospectus speaks only as of the date on which such statement is made, and we do not assume any obligation to update, amend or clarify such statements to reflect events, new information or circumstances occurring after the date hereof.

Information in this prospectus relies on assumptions in our sales backlog. Our sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider in deciding whether to participate in the exchange offer. This summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. You should read carefully this entire prospectus and should consider, among other things, the matters set forth in the section entitled “Risk Factors” before deciding to participate in the exchange offer. Unless otherwise indicated, “Lear,” “the Company,” “we,” “us,” and “our” refer to Lear Corporation, the issuer of the Notes, together with its subsidiaries and predecessors. All references to years made in connection with our financial information or operating results are to years ended December 31, unless otherwise indicated.

On January 17, 2013, we completed the private offering of an aggregate principal amount of $500,000,000 of the Old Notes. We entered into a registration rights agreement with the initial purchasers in the private offering of the Old Notes in which we agreed, among other things, to file a registration statement with the Commission and use our reasonable best efforts to consummate an exchange offer on or prior to the 500th day following January 17, 2013. You are entitled to exchange in this exchange offer Old Notes that you hold for registered New Notes with substantially identical terms. If we fail to timely complete this exchange offer, we must pay liquidated damages in the form of additional interest on the Old Notes to the holders of the Old Notes until these actions are completed. You should read the discussion under the heading “Description of New Notes” for further information regarding the New Notes.

We believe the New Notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the New Notes.

Our Company

Lear is a leading Tier 1 supplier to the global automotive industry. Our business spans all major automotive markets, and we supply seating and electrical distribution systems and related components to virtually every major automotive manufacturer in the world. We have manufacturing, engineering and administrative capabilities in 36 countries with 226 locations and are continuing to grow our business in all automotive producing regions of the world. In 2013, we had net sales of $16.2 billion, our seating segment generated net sales of $12.0 billion in 2013, and our electrical segment generated net sales of $4.2 billion in 2013.

Lear is a recognized global leader in complete automotive seat systems and certain key individual component parts. Our seating business consists of the design, engineering, just-in-time assembly and delivery of complete seat systems, as well as the manufacture of all major seat components, including seat structures and mechanisms, seat covers, seat foam and headrests. We are one of only two primary independent suppliers with global scale and the capability to design, develop, manufacture and deliver complete seat systems and components in every major automotive producing market in the world. Our electrical business consists of the design, engineering and manufacturing of complete electrical distribution systems that route electrical signals and manage electrical power within a vehicle for both traditional powertrain vehicles, as well as high-power for hybrid and electric vehicles. Key components of our electrical business include wiring harnesses, terminals and connectors, junction boxes, electronic control modules and wireless control devices. We are one of only four suppliers with complete electrical capabilities in every major automotive producing market in the world.

In recent years, we have followed a balanced strategy of investing in our business, managing risks, maintaining a strong and flexible balance sheet and returning cash to our shareholders to position Lear to deliver superior long-term shareholder value. We are focused on profitably growing and improving the competitiveness of both our seating and electrical businesses. From 2011 to 2013, we invested approximately $350 million and opened 23 new component facilities across both product segments to expand our component manufacturing capabilities in emerging markets and low-cost countries. We continue to pursue acquisitions that will complement our present product offerings, facilitate further diversification of our sales and increase our component capabilities. In seating, we acquired Guilford Performance Textiles to enhance our capabilities in seat covers. This acquisition has strengthened our customer relationships by allowing us to offer our customers unique fabric designs and custom seat covers. In electrical, we narrowed our primary focus to providing complete electrical distribution systems and related components and exited non-core product lines, such as switches, tire pressure monitoring systems and certain other electronic products. We have significant experience in designing and manufacturing highly integrated and standardized architectures that optimize size, performance and quality. These strategic actions allowed our business units to better leverage their scale and low-cost capabilities to improve overall operating efficiency and align our product offerings with the increasing customer trends toward global vehicle platforms, directed component sourcing and increased electrical content.

Since 2010, our sales have grown at an annual rate of 11% per year, which is more than twice the growth rate of global automotive industry production. Both of our business segments are outpacing the industry growth rate, reflecting the benefit of our low-cost footprint, our customers’ increasing utilization of global vehicle platforms and market share gains. We believe that the initiatives that we have implemented over the last few years will continue to add value for our stakeholders. Specific elements of our strategy to date have been:

•	Restructured manufacturing and engineering footprint to improve competitive position

•	Expanded component capabilities through organic investment and acquisitions

•	Rationalized product offerings in our electrical business and increased capabilities in electrical distribution systems

We believe that we have the product expertise, global reach, competitive footprint and financial flexibility to continue the profitable growth of both of our business segments. Going forward, the key elements of our strategy include:

•	Continue to deliver profitable growth, balancing risks and returns

•	Further expand our component capability in emerging and low-cost markets

•	Pursue complementary acquisitions to strengthen and grow both business segments

•	Maintain our strong balance sheet with investment grade credit metrics

•	Consistently return cash to our shareholders

We believe that it is important to have capabilities that are aligned with our major customers’ global product development strategies and to leverage our expanding design, engineering and manufacturing capabilities in low-cost regions. We are one of the few suppliers in each of our product segments that is able to provide low-cost components and serve customers with design, development, engineering, integration and production capabilities in all automotive producing regions of the world and in every major market, including North America, South America, Europe and Asia. This will support future growth, especially given the increasing customer trends toward global vehicle platforms, directed component sourcing and increased electrical content. We currently support our global operations with more than 100 manufacturing and engineering facilities located in the following low-cost countries:

Argentina	Malaysia	Russia
Brazil	Mexico	Slovak Republic
China	Moldova	South Africa
Czech Republic	Morocco	Thailand
Honduras	Philippines	Tunisia
Hungary	Poland	Turkey
India	Romania	Vietnam
Indonesia

In addition to expanding our business with existing customers in our more established markets, our expansion plans are focused primarily on emerging markets. Asia, in particular, continues to present significant growth opportunities, as major global automotive manufacturers implement production expansion plans and local automotive manufacturers aggressively expand their operations to meet expected growth in long-term demand in this region. Our expansion in Asia has been accomplished through wholly owned subsidiaries, as well as a number of joint ventures. As of December 31, 2013, we had eighteen joint ventures located throughout Asia. In addition to helping us grow our business in new markets, these joint ventures have helped us to expand our product offerings and broaden our customer base.

Key trends affecting our business include:

•	Global growth in automotive demand in all regions over the next several years, with the emerging markets growing faster than the mature markets;

•	Automotive manufacturers’ increasing utilization of global vehicle platforms and directed component sourcing;

•	Increasing demand for improved fuel efficiency, safety, connectivity, comfort and convenience in vehicles, driving increased electrical content and more complex vehicle electrical architectures; and

•	Stricter fuel economy and emission standards, which require more efficient engines, lighter weight materials and alternative energy powertrains, driving growth in high-power electrical distribution systems and lighter weight seat systems.

We believe that our broad customer base and strong financial resources will allow us to capitalize on global growth in automotive production, while our low-cost engineering and manufacturing capabilities will provide us with the ability to support our customers’ move to global vehicle platforms. We expect that our sales backlog will support future market share gains. Our low-cost global footprint and engineering and component capabilities in our seating business will allow us to continue to penetrate our customers’ global vehicle platforms and participate in directed component sourcing. Our electrical business has been growing significantly faster than the overall automotive industry as we continue to benefit from content growth and gain market share. In addition, automotive industry trends for increasing electrical content and improved fuel efficiency should support continued growth in this segment.

History

Lear was founded in Detroit in 1917 as American Metal Products, a manufacturer of seating assemblies and other components for the automotive and aircraft industries, and was incorporated in Delaware in 1987. Through a management-led buyout in 1988, Lear Corporation established itself as a privately-held seat assembly operation for the North American automobile market with annual sales of approximately $900 million. We completed an initial public offering in 1994 and developed into a global supplier through organic growth and a series of acquisitions.

In 2005, we initiated a multi-year operational restructuring strategy. Since 2005, we have closed 52 manufacturing and 12 administrative facilities. Our current footprint reflects more than 80% of our component facilities and more than 90% of our related employment in 22 low-cost countries. For further information, see Item 1A, “Risk Factors,” and Note 4, “Restructuring,” to the consolidated financial statements of our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference to this prospectus.

Recent Developments

On March 20, 2014, we redeemed all of the remaining aggregate principal amount of our 7.875% Senior Notes due 2018 (the “2018 Notes”), at a redemption price equal to 103.938% of the aggregate principal amount of the 2018 Notes being redeemed, and on March 26, 2014, we redeemed 10% of the original aggregate principal amount of our 8.125% Senior Notes due 2020 (the “2020 Notes”), at a redemption price equal to 103.00% of the aggregate principal amount of the 2020 Notes being redeemed.

On March 14, 2014, we completed our previously announced underwritten public offering of $325 million in aggregate principal amount of 5.375% senior notes due 2024 (the “2024 Notes”). The 2024 Notes will be senior unsecured obligations of the Company and will be guaranteed by certain of our subsidiaries. We used the net proceeds from the offering of the 2024 Notes to redeem the remaining aggregate principal amount of our 2018 Notes and to partially redeem our 2020 Notes and for general corporate purposes. See “Description of Other Indebtedness.”

Summary of the Exchange Offer

On January 17, 2013, we completed an offering of $500,000,000 aggregate principal amount of 4.75% Senior Notes due 2023, the outstanding notes to which this exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the outstanding notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our best efforts to consummate the exchange offer within 500 days of January 17, 2013. The summary below describes the principal terms and conditions of the exchange offer. It may not contain all of the information that is important to you. For a more complete description of the exchange offer, see “The Exchange Offer” and “Description of New Notes.”

The summary below describes the principal terms of the exchange offer. The description below is subject to important limitations and exceptions. Please read the section entitled “The Exchange Offer” in this prospectus, which contains a more detailed description of the exchange offer.

Securities to be Exchanged	We are offering to exchange a like amount of New Notes for the Old Notes, which have not been registered under the Securities Act, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof.

In order to exchange your Old Notes, you must tender them before the expiration date (as described herein). All Old Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the New Notes on or promptly after the expiration date.

We will issue $2,000 of principal amount and integral multiples of $1,000 in excess thereof of New Notes in exchange for each $2,000 of principal amount and integral multiples of $1,000 in excess thereof, respectively, of outstanding Old Notes surrendered pursuant to the exchange offer. You may tender Old Notes only in integral multiples of $1,000 in excess of $2,000 of principal amount.

Registration Rights Agreement	We sold the Old Notes on January 17, 2013 to Citigroup Global Markets, Inc., Barclays Capital Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, UBS Securities LLC, SMBC Nikko Capital Markets Limited, Commerz Markets LLC, HSBC Securities (USA) Inc, PNC Capital Markets LLC Investments Inc. and US Bancorp, the initial purchasers, for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States under Regulation S. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers relating to the Old Notes that requires us to conduct this exchange offer.

You have the right under the registration rights agreement to exchange your Old Notes for New Notes. The exchange offer is intended to satisfy such right. After the exchange offer is complete, other than in limited circumstances, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

For a description of the procedures for tendering Old Notes, see the discussion under the heading “The Exchange Offer—Procedures for Tendering Old Notes.”

The Exchange Offer	We are offering to exchange a like amount of New Notes for our Old Notes. As of the date of this prospectus, Old Notes representing $500,000,000 aggregate principal amount are outstanding.

Based on interpretations by the staff of the Commission, as detailed in a series of no-action letters issued by the Commission to third parties unrelated to us, we believe that the New Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	You are acquiring the New Notes in the ordinary course of your business;

•	You have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	You are not an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of the Company or any subsidiary guarantor;

•	If you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the New Notes issued in the exchange offer; and

•	If you are a broker-dealer, you will receive the Notes for your own account, the Old Notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any New Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your Old Notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your Old Notes unless such sale is made pursuant to an exemption from such requirements.

Procedures for Tendering Old Notes	Unless you comply with the procedures described under “The Exchange Offer—Guaranteed Delivery,” if you wish to tender your Old Notes for exchange, you must:

•

tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with any required signature guarantees, together with any other required documents, to The Bank of New York Mellon Trust Company,

N.A., as registrar and exchange agent, at the address listed under “The Exchange Offer—Exchange Agent”; or

•	tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, The Bank of New York Mellon Trust Company, N.A., as registrar and exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under “The Exchange Offer—Procedures for Tendering Old Notes.”

Please do not send your letter of transmittal or your Old Notes to us. Those documents should only be sent to the exchange agent.

Questions regarding how to tender and requests for information should be directed to the exchange agent. See the discussion under the heading “The Exchange Offer—Exchange Agent.”

Special Procedures for Beneficial Owners	If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your Old Notes. See the discussion under the heading “The Exchange Offer—Procedures for Tendering Old Notes.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 28, 2014, unless we extend it. In that case, the expiration date will be the latest date and time to which we extend the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described under the heading “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that:

•	The exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission;

•

No action or proceeding shall have been instituted or threatened in any court or by any governmental agency that could materially impair the ability of the Company or the Subsidiary Guarantors to proceed with the Exchange Offer and no material adverse development shall have occurred in any existing action or proceeding with respect to the Company or any Subsidiary Guarantor;

•	All governmental approvals that the Company and the Subsidiary Guarantors deem necessary for the consummation of the Exchange Offer have been obtained;

•	There is no material change, or development involving a prospective material change, in the business or financial affairs of the Company and its subsidiaries, taken as a whole, that, in the reasonable judgment of the Company, would materially impair the Company’s ability to consummate the Exchange Offer; and

•	There have been no proposed, adopted or enacted laws, statutes, rules or regulations that, in the reasonable judgment of the Company, would materially impair the Company’s ability to consummate the Exchange Offer or have a material adverse effect on the Company if the Exchange was consummated.

Consequences of Failure to Exchange	If you do not exchange your Old Notes for New Notes in the exchange offer, the Old Notes you hold will remain subject to the restrictions on transfer under the Securities Act and as provided in the Old Notes and in the indenture that governs both the Old Notes and the New Notes. In general, the Old Notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act. See the discussion under the heading “Risk Factors—Risks Related to the Exchange Offer—Holders that do not exchange their Old Notes will continue to hold restricted securities, which will restrict their ability to sell their Old Notes.”

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. The address, telephone number and facsimile number of the exchange agent are provided under the heading “The Exchange Offer—Exchange Agent,” as well as in the letter of transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes. See the section “Use of Proceeds.”

Material U.S. Federal Income Tax Considerations	Your participation in the exchange offer generally will not be a taxable exchange for U.S. federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange. See the section “Material U.S. Federal Income Tax Considerations.”

Summary Description of the New Notes

The summary below describes the principal terms of the New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the Old Notes are not applicable to the New Notes. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture. Please read the section entitled “Description of New Notes” in this prospectus, which contains a more detailed description of the terms and conditions of the New Notes.

Issuer	Lear Corporation, a Delaware corporation.

Notes Offered	$500,000,000 aggregate principal amount of 4.75% senior notes due 2023 that have been registered under the Securities Act.

Maturity Date	January 15, 2023.

Interest Payment Dates	January 15 and July 15 of each year.

Guarantees	The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by certain of our 100% owned subsidiaries, which we refer to in this prospectus as the “subsidiary guarantors.”

Ranking	The Notes are:

•	our senior unsecured obligations;

•	guaranteed on a senior unsecured basis by the subsidiary guarantors;

•	effectively subordinated in right of payment to our existing and future secured debt and the secured debt of the subsidiary guarantors, including our obligations and the obligations of the subsidiary guarantors under our Revolving Credit Facility, to the extent of the value of such security;

•	effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of our non-guarantor subsidiaries;

•	equal in right of payment to all of our existing and future senior unsecured debt; and

•	senior in right of payment to all of our existing and future subordinated debt and the subordinated debt of the subsidiary guarantors.

The indenture governing the Notes permits us, subject to specified limitations, to incur additional debt, some or all of which may be senior debt and some or all of which may be secured.

As of December 31, 2013, we had $1.1 billion of senior debt, none of which was secured, and the subsidiary guarantors had no senior debt

(excluding their guarantees of our obligations under the Revolving Credit Facility and the Old Notes).

Optional Redemption	At any time on or after January 15, 2018, we may redeem some or all of the Notes at the redemption prices specified in this prospectus under “Description of New Notes—Optional Redemption.” Prior to January 15, 2018, we may also redeem some or all of the Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

At any time prior to January 15, 2016, we may redeem up to 35% of the aggregate principal amount of the Notes in an amount not to exceed the amount of proceeds of one or more equity offerings, at a price equal to 104.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, provided that at least 65% of the original aggregate principal amount of the Notes issued remains outstanding after the redemption.

Covenants	The Notes were issued under an indenture among us, the subsidiary guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture includes covenants that limit our ability and the ability of each of our restricted subsidiaries to:

•	create or permit certain liens;

•	enter into sale and leaseback transactions; and

•	consolidate or merge or sell all or substantially all of our assets.

All of our subsidiaries, other than certain joint ventures, are restricted subsidiaries, as defined in the indenture. These covenants are subject to a number of important exceptions and qualifications as described under “Description of New Notes—Certain Covenants.”

Change of Control	Following a change of control, each holder will have the right to require us to offer to purchase all of the Notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

No Public Market	The New Notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer. For a description of the use of proceeds from the private offering of the Old Notes, see “Use of Proceeds.”

Risk Factors	In deciding whether to participate in the exchange offer, you should consider carefully, along with other matters referred to in this prospectus, the information set forth under the caption “Risk Factors” beginning on page 17.

SELECTED FINANCIAL DATA

The following statement of operations, statement of cash flows and balance sheet data were derived from our consolidated financial statements. Our consolidated financial statements for the years ended December 31, 2013, 2012, 2011 and 2010, the two month period ended December 31, 2009, and the ten month period ended November 7, 2009, have been audited by Ernst & Young LLP, independent registered public accountants.

We have incorporated by reference our consolidated financial statements as of December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011, into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2013. The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and accompanying notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference to this prospectus.

This information is only a summary and should be read together with the consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus.

	Successor					Predecessor
	Year Ended				Two Month Period Ended December 31, 2009(5)	Ten Month Period Ended November 7, 2009(6)
	December 31, 2013(1)	December 31, 2012(2)	December 31, 2011(3)	December 31, 2010(4)
Statement of Operations: (in millions)
Net sales	$16,234.0	$14,567.0	$14,156.5	$11,954.6	$1,580.9	$8,158.7
Gross profit	1,299.7	1,217.5	1,193.2	1,018.3	72.8	287.4
Selling, general and administrative expenses	528.7	479.3	485.6	452.7	71.2	376.7
Amortization of intangible assets	34.4	33.0	28.0	27.2	4.5	4.1
Goodwill impairment charges	—	—	—	—	—	319.0
Interest expense	68.4	49.9	39.7	55.4	11.1	151.4
Other (income) expense, net(7)	58.1	6.4	24.2	34.2	19.8	(16.6)
Reorganization items and fresh-start accounting adjustments, net	—	—	—	—	—	(270.7)

Consolidated income (loss) before provision (benefit) for income taxes and equity in net (income) loss of affiliates	610.1	648.9	615.7	448.8	(33.8)	(276.5)
Provision (benefit) for income taxes	192.7	(638.0)	68.8	24.6	(24.2)	29.2
Equity in net (income) loss of affiliates	(38.4)	(30.3)	(23.5)	(37.2)	(1.9)	64.0

Consolidated net income (loss)	455.8	1,317.2	570.4	461.4	(7.7)	(369.7)
Net income (loss) attributable to noncontrolling interests	24.4	34.4	29.7	23.1	(3.9)	16.2

Net income (loss) attributable to Lear	$431.4	$1,282.8	$540.7	$438.3	$(3.8)	$(385.9)

	Successor									Predecessor
	Year Ended								Two Month Period Ended December 31, 2009(5)	Ten Month Period Ended November 7, 2009(6)
	December 31, 2013(1)		December 31, 2012(2)		December 31, 2011(3)		December 31, 2010(4)
Statement of Operations Data:
Basic net income (loss) per share attributable to Lear	$5.07		$13.04		$5.21		$4.30		$(0.06)	$(4.98)
Diluted net income (loss) per share attributable to Lear	$4.99		$12.85		$5.08		$4.05		$(0.06)	$(4.98)
Weighted average shares outstanding—basic	85,094,889		98,388,228		103,750,223		94,814,044		69,050,374	77,499,860
Weighted average shares outstanding—diluted	86,415,786		99,825,686		106,344,367		108,122,150		69,050,374	77,499,860
Dividends per share	$0.68		$0.56		$0.50		$—		$—	$—
Statement of Cash Flows Data: (in millions)
Cash flows from operating activities	$820.1		$729.8		$790.3		$621.9		$324.0	$(499.2)
Cash flows from investing activities	(403.9)		(687.9)		(303.2)		(192.1)		(39.5)	(52.7)
Cash flows from financing activities	(698.5)		(396.1)		(372.3)		(320.7)		30.2	165.0
Capital expenditures	460.6		458.3		329.5		193.3		41.3	77.5
Other Data (unaudited):
Ratio of earnings to fixed charges(8)	6.8	x	8.7	x	10.1	x	6.6	x	—	—

As of or Year Ended	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
Balance Sheet Data: (in millions)
Current assets	$4,922.5	$4,873.5	$4,761.5	$4,385.5	$3,787.0
Total assets	8,330.9	8,194.1	7,010.9	6,621.1	6,073.3
Current liabilities	3,579.1	3,216.9	3,063.5	2,818.5	2,400.8
Long-term debt	1,057.1	626.3	695.4	694.9	927.1
Equity	3,149.5	3,612.2	2,561.1	2,568.8	2,181.8
Other Data (unaudited):
Employees at year end	122,300	113,400	97,830	83,393	70,397
North American content per vehicle(9)	$377	$370	$381	$339	$344
North American vehicle production (in millions)(10)	16.2	15.4	13.1	11.9	8.6
European content per vehicle(11)	$317	$283	$317	$284	$294
European vehicle production (in millions)(12)	19.7	19.6	20.4	19.3	16.6

(1)	Results include $83.8 million of restructuring and related manufacturing inefficiency charges (including $9.2 million of fixed asset impairment charges), $3.0 million of costs related to a proxy contest, $7.3 million of losses and incremental costs, related to the destruction of assets caused by a fire at one of our European production facilities, $3.6 million loss on the partial extinguishment of debt and $27.8 million of net tax benefits primarily related to restructuring, net changes in valuation allowances with respect to the deferred tax assets of certain foreign subsidiaries, the retroactive reinstatement of the U.S. research and development tax credit by the American Taxpayer Relief Act of 2012, which was signed into law on January 2, 2013, and various other items.
(2)

Results include $55.6 million of restructuring and related manufacturing inefficiency charges (including $6.0 million of fixed asset impairment charges), $6.2 million of transaction costs, primarily related to advisory services for the acquisition of Guilford Mills, $10.1 million of fees and expenses related to our capital restructuring and other related matters, ($41.1) million of insurance recoveries, net of losses and incremental costs, related to the destruction of assets caused by a fire at one of our European production facilities, $5.1 million of gains related to affiliates, a $3.7 million loss on the partial extinguishment of debt and $764.4 million of net tax benefits primarily related to the reversal of a valuation allowance on our deferred tax assets in the United States, as well as changes in valuation allowances in certain foreign countries, reductions in tax reserves due to audit settlements and various other items.
(3)	Results include $70.9 million of restructuring and related manufacturing inefficiency charges (including $1.0 million of fixed asset impairment charges), $19.3 million of fees and expenses related to our capital restructuring and other related matters, $10.6 million of losses and incremental costs, net of insurance recoveries, related to the destruction of assets caused by a fire at one of our European production facilities, $5.8 million of gains related to affiliate transactions and $70.4 million of tax benefits primarily related to the reversal of full valuation allowances on the deferred tax assets of three foreign subsidiaries, as well as restructuring and various other items.
(4)	Results include $69.0 million of restructuring and related manufacturing inefficiency charges (including $3.6 million of fixed asset impairment charges), $21.7 million of fees and expenses related to our capital restructuring and other related matters, an $11.8 million loss on the extinguishment of debt resulting from the write-off of unamortized debt issuance costs and $51.6 million of tax benefits related to reductions in recorded tax reserves and various other items.
(5)	Results include $44.5 million of restructuring and related manufacturing inefficiency charges, a $1.9 million loss related to a transaction with an affiliate, $15.1 million of charges as a result of the bankruptcy proceedings and the application of fresh-start accounting and a $27.6 million tax benefit primarily related to the settlement of a tax matter in a foreign jurisdiction.
(6)	Results include $319.0 million of goodwill impairment charges, a gain of $270.7 million related to reorganization items and fresh-start accounting adjustments, $23.9 million of fees and expenses related to our capital restructuring, $115.5 million of restructuring and related manufacturing inefficiency charges (including $5.6 million of fixed asset impairment charges), $42.0 million of impairment charges related to our investments in two equity affiliates, a $9.9 million loss related to a transaction with an affiliate and a $23.1 million tax benefit related to reorganization items and fresh-start accounting adjustments.
(7)	Includes non-income related taxes, foreign exchange gains and losses, discounts and expenses associated with our asset-backed securitization and factoring facilities, gains and losses related to certain derivative instruments and hedging activities, gains and losses on the extinguishment of debt, gains and losses on the disposal of fixed assets and other miscellaneous income and expense.
(8)	“Fixed charges” consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses representative of interest. “Earnings” consist of consolidated income (loss) before provision (benefit) for income taxes and equity in the undistributed net (income) loss of affiliates and fixed charges. Earnings in the two month period ended December 31, 2009, and the ten month period ended November 7, 2009, were insufficient to cover fixed charges by $33.2 million and $271.8 million, respectively. Accordingly, such ratio is not presented for these periods.
(9)	“North American content per vehicle” is our net sales in North America divided by estimated total North American vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures. Content per vehicle data for 2012 has been updated to reflect actual production levels.
(10)	“North American vehicle production” includes car and light truck production for vehicle weights up to 3.5 tons in the United States, Canada and Mexico as provided by IHS Automotive for 2013, 2012 and 2011 and Ward’s Automotive for all other periods presented. Production data for 2012 has been updated to reflect actual production levels.
(11)	“European content per vehicle” is our net sales in Europe and Africa divided by estimated total European and African vehicle production. Content per vehicle data excludes business conducted through non-consolidated joint ventures. Content per vehicle data for 2012 has been updated to reflect actual production levels.
(12)	“European vehicle production” includes car and light truck production for vehicle weights up to 3.5 tons in Austria, Belarus, Belgium, Bosnia, Bulgaria, Czech Republic, Finland, France, Germany, Hungary, Italy, Morocco, Netherlands, Norway, Poland, Portugal, Romania, Russia, Serbia, Slovakia, Slovenia, South Africa, Spain, Sweden, Turkey, Ukraine and the United Kingdom as provided by IHS Automotive. Production data for 2012 has been updated to reflect actual production levels.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before deciding to participate in the exchange offer. Any of the following risks could have a material adverse effect on our business, financial condition, results or operations, cash flow or ability to make payments on the Notes.

Risks Related to the Exchange Offer

Holders that do not exchange their Old Notes will continue to hold restricted securities, which will restrict their ability to sell their Old Notes.

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer to sell the Old Notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any Old Notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those Old Notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the Old Notes under the Securities Act, other than in limited circumstances. In addition, if you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes would become proportionately less liquid.

You must comply with the procedures of the exchange offer or you will be unable to receive New Notes.

You are responsible for complying with all exchange offer procedures. If you do not comply with the exchange offer procedures, you will be unable to obtain New Notes.

We will issue New Notes in exchange for your Old Notes only after we have timely received your Old Notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Old Notes in exchange for New Notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to inform you of any defects or irregularities in the tender of your Old Notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on May 28, 2014, or on a later date and time, if we elect to extend the exchange offer. See “The Exchange Offer—Procedures For Tendering Old Notes.”

Even if you obtain New Notes in exchange for your Old Notes, your ability to transfer the New Notes may be restricted.

Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, subject to certain limitations. These limitations include that you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, that you acquired your New Notes in the ordinary course of your business and that you are not engaging in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of your New Notes. However, we have not requested a no-action letter from the Commission regarding this exchange offer and the Commission might not make a similar determination with respect to this exchange offer. If you are an affiliate of ours, are engaged in or intend to engage in, or have any arrangement or understanding with respect to, a distribution of the New Notes to be acquired in the exchange offer, you will be subject to additional limitations. See “The Exchange Offer—Resales of the New Notes.”

Risks Related to the Notes

Our existing indebtedness and the inability to access capital markets could restrict our business activities, or our ability to execute our strategic objectives and prevent us from fulfilling our obligations under the Notes.

As of December 31, 2013, we had approximately $1.1 billion of outstanding indebtedness, as well as $1.0 billion available for borrowing under our Revolving Credit Facility. The debt instruments governing our indebtedness contain covenants that may restrict our business activities or our ability to execute our strategic objectives, and our failure to comply with these covenants could result in a default under our indebtedness. We also lease certain buildings and equipment under non-cancelable lease agreements with terms exceeding one year, which are accounted for as operating leases. Additionally, any downgrade in the ratings that rating agencies assign to us and our debt may ultimately impact our access to capital markets. Our inability to generate sufficient cash flow to satisfy our debt and lease obligations, to refinance our debt obligations or to access capital markets on commercially reasonable terms could adversely affect our financial condition, operating results and cash flows.

Our existing indebtedness and volatility in the global capital and financial markets could have important consequences to the holders of the Notes, including:

•	making it more difficult for us to satisfy our obligations under our indebtedness, including the Notes;

•	limiting our ability to borrow money to fund working capital, capital expenditures, debt service, product development or other corporate requirements;

•	requiring us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

•	increasing our vulnerability to general adverse industry and economic conditions;

•	placing us at a disadvantage compared to other, less leveraged competitors;

•	limiting our ability to respond to business opportunities;

•	increasing our cost of borrowing; and

•	subjecting us to financial and other restrictive covenants, the failure of which to satisfy could result in a default under our indebtedness.

Despite our existing indebtedness, certain of our agreements, including the indenture governing the Notes, permit us and our subsidiaries to incur significantly more debt. This could intensify the risks described above.

In addition to the Notes, the Company has outstanding the 2020 Notes and the 2024 Notes. Certain agreements governing our existing indebtedness, including the Revolving Credit Facility and the indenture governing the 2020 Notes and the 2024 Notes contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, including senior secured indebtedness that is effectively senior to the Notes to the extent of the assets securing such indebtedness. However, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition, the indenture governing the Notes contains limited covenants, including a restriction on our and our subsidiaries’ ability to incur senior secured indebtedness but no restriction on the incurrence of senior unsecured indebtedness. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or effectively senior indebtedness. The more leveraged we become, the more we, and in turn our security holders, become exposed to the risks described above under “—Our existing indebtedness and volatility in the global capital and financial markets could restrict our business activities, have an adverse effect on our business, financial condition and results of operations and prevent us from fulfilling our obligations under the Notes.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on the Notes and to satisfy our other debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our ability to access the capital and financial markets on commercially reasonable terms.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to access the capital and financial markets, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the Notes. See “Cautionary Statement Regarding Forward-Looking Statements.”

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including the Revolving Credit Facility and the indenture governing our 2020 Notes, 2024 Notes and the Notes, may restrict us from adopting some of these alternatives. Without such resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

Repayment of our debt, including the Notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and (if they are not guarantors of the Notes) their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the Notes, our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our non-guarantor subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under the Revolving Credit Facility that is not waived by the required lenders or a default under our 2020 Notes and 2024 Notes that is not waived by a majority of the outstanding principal amount of each series of such notes, and the remedies sought by the holders of such indebtedness could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to make required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all of the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the Revolving Credit Facility and/or waivers from the holders of our 2020 Notes and 2024 Notes to avoid being in default under our Revolving Credit Facility and the indenture governing our 2020 Notes and 2024 Notes. If we breach our covenants under the Revolving Credit Facility or the indenture governing such notes and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders of such notes, as applicable. If this occurs, we would be in default under the Revolving Credit Facility and the 2020 Notes and 2024 Notes and the lenders and holders of such notes could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

The Notes and the guarantees are not secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The Notes and any guarantees thereof are general unsecured obligations ranking effectively junior in right of payment to existing and future secured debt of Lear or the guarantors to the extent of the collateral securing such debt. The indenture governing the Notes permits the incurrence of additional debt, some of which may be secured debt. See “Description of New Notes.” In the event that we or a guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, creditors whose debt is secured by assets of Lear or the applicable guarantor (such as the Revolving Credit Facility) are entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the Notes or the affected guarantees. As a result, there may be insufficient assets to pay amounts due on the Notes and holders of the Notes may receive less, ratably, than holders of secured indebtedness.

The Notes are structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the Notes. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. For the fiscal year ended December 31, 2013 and 2012, the subsidiaries that are not guaranteeing the Notes had net sales of $14.0 billion and $12.5 billion, respectively, and generated net income attributable to Lear of $293.6 million and $221.3 million, respectively. In addition, as of December 31, 2013, the subsidiaries that are not guaranteeing the Notes held $5.6 billion of our total assets and had no outstanding indebtedness to third parties. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

Federal and state fraudulent transfer laws permit a court, under certain circumstances, to void the Notes and the guarantees, and, if that occurs, you may not receive any payments on the Notes.

The issuance of the Notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, under such laws the Notes or guarantees could be voided as a fraudulent transfer or conveyance if, among other things, (i) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (ii) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Notes or a guarantee, and, in the case of (ii) only, one of the following is also true:

•	we or any of our subsidiary guarantors, as applicable, were or was insolvent or rendered insolvent by reason of issuing the Notes or the guarantees;

•	the issuance of the Notes or the guarantees left us or any of our subsidiary guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of our subsidiary guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature; or

•	we or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Notes or such guarantee or further subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or such subsidiary guarantor, or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to our other debt and that of our subsidiary guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time, or regardless of the standard used, that the issuance of the Notes and the guarantees would not be subordinated to our or any subsidiary guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable subsidiary guarantor’s other debt or take other action detrimental to the holders of the Notes.

If the lenders under the Revolving Credit Facility release the guarantors under the Revolving Credit Facility, those guarantors will be released from their guarantees of the Notes and if the Notes become rated investment grade by Moody’s and S&P, the subsidiary guarantors may be released from their guarantees of the Notes.

The lenders under the Revolving Credit Facility have the discretion to release the guarantees under that facility. If a subsidiary is no longer a guarantor of obligations under the Revolving Credit Facility or other Credit

Facilities (as defined in the indenture governing the Notes) that may be then outstanding, then the guarantee of the Notes by such subsidiary will be released automatically without action by, or consent of, any holder of the Notes or the trustee under the indenture governing the Notes, in certain cases, even if such subsidiary still guarantees certain other indebtedness of Lear. See “Description of New Notes—Subsidiary Guarantees.” In addition, if the Notes are rated investment grade by both Moody’s and S&P in the future, we may release the subsidiary guarantors from their guarantees of the Notes. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of the holders of the Notes.

The terms of the Revolving Credit Facility, the indenture governing our 2020 Notes, 2024 Notes and the Notes and the agreements governing our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The Revolving Credit Facility and the indenture governing our 2020 Notes contain and any documents governing future indebtedness of ours may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, which restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	enter into sale and leaseback transactions;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	sell or dispose of our assets or enter into merger or consolidation transactions;

•	make investments, including acquisitions;

•	enter into lines of businesses which are not reasonably related to those businesses in which we are engaged;

•	enter into contracts containing restrictions on granting liens or making distributions, loans or transferring assets to us or any guarantor under the Revolving Credit Facility; and/or

•	repay indebtedness (including the Notes) prior to stated maturities.

The indenture governing the 2024 Notes and the Notes contains restrictive covenants that restrict our ability to create or incur certain liens, enter into sale and leaseback transactions and enter into merger or consolidation transactions.

In addition, the Revolving Credit Facility requires us to comply with certain financial covenants. As a result of these covenants, we may be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

A failure to comply with the covenants contained in the Revolving Credit Facility and the indenture governing our 2020 Notes, 2024 Notes and the Notes could result in an event of default under our Revolving Credit Facility and the indenture governing the 2020 Notes, 2024 Notes and the Notes, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under the Revolving Credit Facility or the indenture governing our 2020 Notes, 2024 Notes and the Notes, the lenders thereunder or holders, as applicable, could elect to declare all amounts outstanding, together with accrued and unpaid interest and fees, to be due and payable.

If the indebtedness under the Revolving Credit Facility, 2020 Notes, 2024 Notes or the Notes were to be accelerated, there can be no assurance that our assets, including our available cash, would be sufficient to repay such indebtedness in full.

We may not be able to repurchase the Notes upon a change of control.

Upon a change of control as defined in the indenture governing the Notes, we will be required to make an offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the Notes. We may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control offer or, if then permitted under the indenture governing the Notes, to redeem the Notes. We also may be contractually restricted pursuant to the terms governing our existing indebtedness from purchasing all or some of the Notes tendered upon a change of control. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture. The occurrence of a change of control would also constitute an event of default under the Revolving Credit Agreement and may constitute an event of default under the terms of the agreements governing our other indebtedness. See “Description of New Notes—Change of Control.”

There can be no assurances that an active trading market will develop for the Notes, which could make it more difficult for holders of the Notes to sell their Notes and/or result in a lower price at which holders would be able to sell their Notes.

Prior to this exchange offer, there has been no trading market for the Old Notes. We do not intend to apply for a listing of the New Notes on any national securities exchange or any automated dealer quotation system. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, there can be no assurance that an active trading market will develop for the New Notes.

Credit ratings of the Notes may change and affect the market price and marketability of the Notes.

Credit ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market price or marketability of the Notes and increase our corporate borrowing costs.

Risks Related to Our Business

Our industry is cyclical and a decline in the production levels of our major customers, particularly with respect to models for which we are a significant supplier, could adversely affect our financial performance.

Our sales are driven by the number of vehicles produced by the automotive manufacturers, which is ultimately dependent on consumer demand for automotive vehicles, and our content per vehicle. The automotive industry is cyclical and sensitive to general economic conditions, including the global credit markets, interest rates, consumer credit and consumer spending and preferences. Automotive sales and production can also be affected by the age of the vehicle fleet and related scrappage rates, labor relations issues, fuel prices, regulatory requirements, government initiatives, trade agreements, the availability and cost of credit, the availability of critical components needed to complete the production of vehicles, restructuring actions of our customers and suppliers, facility closures, increased competition, changing consumer attitudes toward vehicle ownership and usage and other factors.

Our ability to reduce the risks inherent in certain concentrations of business, and thereby maintain our financial performance in the future, will depend, in part, on our ability to continue to diversify our sales on a customer, product, platform and geographic basis to reflect the market overall. While we are pursuing a strategy of aggressively expanding our sales and operations in Asia, no assurances can be given as to how successful we will be in doing so. As a result, an economic downturn or other adverse industry conditions that result in a decline in the production levels of our major customers, particularly with respect to models for which we are a significant supplier, could reduce our sales and thereby adversely affect our financial condition, operating results and cash flows.

The loss of business with respect to, or the lack of commercial success of, a vehicle model for which we are a significant supplier could adversely affect our financial performance.

Although we receive purchase orders from our customers, these purchase orders generally provide for the supply of a customer’s annual requirements for a particular vehicle model and assembly plant, or in some cases, for the supply of a customer’s requirements for the life of a particular vehicle model, rather than for the purchase of a specific quantity of products. In addition, it is possible that our customers could elect to manufacture our products internally or increase the extent to which they require us to utilize specific suppliers or materials in the manufacture of our products. The loss of business with respect to, the lack of commercial success of or an increase in directed component sourcing for a vehicle model for which we are a significant supplier could reduce our sales or margins and thereby adversely affect our financial condition, operating results and cash flows.

Our inability to achieve product cost reductions which offset customer-imposed price reductions could adversely affect our financial performance.

Downward pricing pressure by automotive manufacturers is a characteristic of the automotive industry. We regularly negotiate contracts and sales prices with our customers. These contracts require us to reduce our prices over the life of a vehicle model and, at the same time, assume significant responsibility for the design, development and engineering of our products. Our financial performance is largely dependent on our ability to achieve product cost reductions through product design enhancement and supply chain management, as well as manufacturing efficiencies and restructuring actions. We also seek to enhance our financial performance by investing in product development, design capabilities and new product initiatives that respond to the needs of our customers and consumers. We continually evaluate operational and strategic alternatives to align our business with the changing needs of our customers and improve our business structure by investing in vertical integration opportunities. Our inability to achieve product cost reductions which offset customer-imposed price reductions could adversely affect our financial condition, operating results and cash flows.

Increases in the costs and restrictions on the availability of raw materials, energy, commodities and product components could adversely affect our financial performance.

Raw material, energy and commodity costs can be volatile. Although we have developed and implemented strategies to mitigate the impact of higher raw material, energy and commodity costs, these strategies, together with commercial negotiations with our customers and suppliers, typically offset only a portion of the adverse impact. In addition, the availability of raw materials, commodities and product components fluctuates from time to time due to factors outside of our control. If the costs of raw materials, energy, commodities and product components increase or the availability thereof is restricted, it could adversely affect our financial condition, operating results and cash flows.

Adverse developments affecting or the financial distress of one or more of our suppliers could adversely affect our financial performance.

We obtain components and other products and services from numerous Tier 2 automotive suppliers and other vendors throughout the world. We are responsible for managing our supply chain, including suppliers that may be the sole-sources of products that we require, that our customers direct us to use or that have unique capabilities that would make it difficult and/or expensive to re-source. In certain instances, entire industries may experience short-term capacity constraints. Additionally, our production capacity, and that of our customers and suppliers, may be adversely affected by natural disasters. Any such significant disruption could adversely affect our financial performance. Furthermore, unfavorable economic or industry conditions could result in financial distress within our supply base, thereby increasing the risk of supply disruption. Although market conditions generally have improved in recent years, uncertainty remains and another economic downturn or other unfavorable industry conditions in one or more of the regions in which we operate could cause a supply disruption and thereby adversely affect our financial condition, operating results and cash flows.

Our substantial international operations make us vulnerable to risks associated with doing business in foreign countries.

As a result of our global presence, a significant portion of our revenues and expenses are denominated in currencies other than the U.S. dollar. We have substantial manufacturing and distribution facilities in many foreign countries, including Mexico and countries in Africa, Asia, Central and South America and Europe. International operations are subject to certain risks inherent in doing business abroad, including:

•	exposure to local economic conditions;

•	political, economic and civil instability and uncertainty (including acts of terrorism, civil unrest, drug-cartel related and other forms of violence and outbreaks of war);

•	labor unrest;

•	expropriation and nationalization;

•	currency exchange rate fluctuations and currency controls;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	investment restrictions or requirements;

•	repatriation restrictions or requirements;

•	export and import restrictions and increases in duties and tariffs;

•	increases in working capital requirements related to long supply chains; and

•	global sovereign fiscal matters and creditworthiness, including potential defaults and the related impacts on economic activity, including the possible effects on credit markets, currency values, monetary unions, international treaties and fiscal policies.

Expanding our sales and operations in Asia and our manufacturing operations in lower-cost regions are important elements of our strategy. As a result, our exposure to the risks described above is substantial. The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable. However, any such occurrences could adversely affect our financial condition, operating results and cash flows.

Certain of our operations are conducted through joint ventures which have unique risks.

Certain of our operations, particularly in emerging markets, are conducted through joint ventures. With respect to our joint ventures, we may share ownership and management responsibilities with one or more partners that may not share our goals and objectives. Operating a joint venture requires us to operate the business pursuant to the terms of the agreement that we entered into with our partners, including additional organizational formalities, as well as to share information and decision making. Additional risks associated with joint ventures include one or more partners failing to satisfy contractual obligations, conflicts arising between us and any of our partners, a change in the ownership of any of our partners and our limited ability to control compliance with applicable rules and regulations, including the Foreign Corrupt Practices Act and related rules and regulations. Additionally, our ability to sell our interest in a joint venture may be subject to contractual and other limitations. Accordingly, any such occurrences could adversely affect our financial condition, operating results and cash flows.

We operate in a highly competitive industry and efforts by our competitors to gain market share could adversely affect our financial performance.

We operate in a highly competitive industry. We and most of our competitors are seeking to expand market share with new and existing customers, including in Asia and other potential high growth regions. Our customers award business based on, among other things, price, quality, service and technology. Our competitors’ efforts to grow market share could exert downward pressure on our product pricing and margins. If we are unable to differentiate our products or maintain a low-cost footprint, we may lose market share or be forced to reduce prices, thereby lowering our margins. Any such occurrences could adversely affect our financial condition, operating results and cash flows.

Our inability to effectively manage the timing, quality and costs of new program launches could adversely affect our financial performance.

In connection with the award of new business, we obligate ourselves to deliver new products and services that are subject to our customers’ timing, performance and quality standards. Additionally, as a Tier 1 supplier, we must effectively coordinate the activities of numerous suppliers in order for the program launches of our products to be successful. Given the complexity of new program launches, we may experience difficulties managing product quality, timeliness and associated costs. In addition, new program launches require a significant ramp up of costs; however, our sales related to these new programs generally are dependent upon the timing and success of our customers’ introduction of new vehicles. Our inability to effectively manage the timing, quality and costs of these new program launches could adversely affect our financial condition, operating results and cash flows.

A significant labor dispute involving us or one or more of our customers or suppliers or that could otherwise affect our operations could adversely affect our financial performance.

A substantial number of our employees and the employees of our largest customers and suppliers are members of industrial trade unions and are employed under the terms of various labor agreements. We have labor agreements covering approximately 61,000 employees globally. In the United States and Canada, each of our unionized facilities has a separate collective bargaining agreement with the union that represents the workers at such facility, with each such agreement having an expiration date that is independent of the other agreements. Labor agreements covering approximately 87% of our unionized work force, including approximately 28% of our unionized workforce in the United States and Canada, are scheduled to expire during 2014. A labor dispute involving us, any of our customers or suppliers or any other suppliers to our customers or that otherwise affects our operations, or the inability by us, any of our customers or suppliers or any other suppliers to our customers to negotiate, upon the expiration of a labor agreement, an extension of such agreement or a new agreement on satisfactory terms could adversely affect our financial condition, operating results and cash flows.

Our existing indebtedness and the inability to access capital markets could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance.

As of December 31, 2013, we had approximately $1.1 billion of outstanding indebtedness, as well as $1.0 billion available for borrowing under our revolving credit facility. The debt instruments governing our indebtedness contain covenants that may restrict our business activities or our ability to execute our strategic objectives, and our failure to comply with these covenants could result in a default under our indebtedness. We also lease certain buildings and equipment under non-cancelable lease agreements with terms exceeding one year, which are accounted for as operating leases. Additionally, any downgrade in the ratings that rating agencies assign to us and our debt may ultimately impact our access to capital markets. Our inability to generate sufficient cash flow to satisfy our debt and lease obligations, to refinance our debt obligations or to access capital markets on commercially reasonable terms could adversely affect our financial condition, operating results and cash flows.

Significant changes in discount rates, the actual return on pension assets and other factors could adversely affect our financial performance.

Our earnings may be positively or negatively impacted by the amount of income or expense recorded related to our defined benefit plans. Accounting principles generally accepted in the United States require that income or expense related to the defined benefit plans be calculated at the annual measurement date using actuarial calculations, which reflect certain assumptions. The most significant of these assumptions relate to interest rates, the capital markets and other economic conditions. These assumptions, as well as the actual value of pension assets at the measurement date, will impact the calculation of pension and other postretirement benefit expense for the year. Although pension expense and pension contributions are not directly related, the key economic indicators that affect pension expense also affect the amount of cash that we will contribute to our pension plans. Because interest rates and the values of these pension assets have fluctuated and will continue to fluctuate in response to changing market conditions, pension and other postretirement benefit expense in subsequent periods, the funded status of our pension plans and the future minimum required pension contributions, if any, could adversely affect our financial condition, operating results and cash flows.

Impairment charges relating to our goodwill and long-lived assets could adversely affect our financial performance.

We regularly monitor our goodwill and long-lived assets for impairment indicators. In conducting our goodwill impairment testing, we may first perform a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount. If not, no further goodwill impairment testing is required. If it is more likely than not that a reporting unit’s fair value is less than its carrying amount, or if we elect not to perform a qualitative assessment of a reporting unit, we then compare the fair value of the reporting unit to the related net book value. If the net book value of a reporting unit exceeds its fair value, an impairment loss is measured and recognized. In conducting our impairment analysis of long-lived assets, we compare the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. Changes in economic or operating conditions impacting our estimates and assumptions could result in the impairment of our goodwill or long-lived assets. In the event that we determine that our goodwill or long-lived assets are impaired, we may be required to record a significant charge to earnings that could adversely affect our financial condition and operating results.

Our failure to execute our strategic objectives could adversely affect our financial performance.

Our financial performance depends, in part, on our ability to successfully execute our strategic objectives. Our corporate strategy involves, among other things, leveraging our global presence and expanding our low-cost footprint, focusing on our core capabilities, investing in vertical integration opportunities and technology and enhancing and diversifying our strong customer relationships through operating performance. Various factors, including the industry environment and the other matters described herein and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference to this prospectus, including “—Forward-Looking Statements,” could adversely affect our ability to execute our corporate strategy. Our failure to execute our strategic objectives could adversely affect our financial condition, operating results and cash flows. Moreover, there can be no assurances that, even if implemented, our strategic objectives will be successful.

A disruption in our information technology systems could adversely affect our financial performance.

We rely on the accuracy, capacity and security of our information technology systems. Despite the security measures that we have implemented, our systems could be breached or damaged by computer viruses, natural or man-made incidents or disasters or unauthorized physical or electronic access. A breach could result in business disruption, theft of our intellectual property, trade secrets or customer information and unauthorized access to personnel information. To the extent that our business is interrupted or data is lost, destroyed or inappropriately used or disclosed, such disruptions could adversely affect our competitive position, relationships with our customers, financial condition, operating results and cash flows. In addition, we may be required to incur significant costs to protect against the damage caused by these disruptions or security breaches in the future.

A significant product liability lawsuit, warranty claim or product recall involving us or one of our major customers could adversely affect our financial performance.

In the event that our products fail to perform as expected, whether allegedly due to our fault or that of one of our sub-suppliers, and such failure results in, or is alleged to result in, bodily injury and/or property damage or other losses, we may be subject to product liability lawsuits and other claims. In addition, we are a party to warranty-sharing and other agreements with certain of our customers related to our products. These customers may pursue claims against us for contribution of all or a portion of the amounts sought in connection with product liability and warranty claims, recalls or other corrective actions involving our products. We carry insurance for certain product liability claims, but such coverage may be limited. We do not maintain insurance for product warranty or recall matters. In addition, we may not be successful in recovering amounts from third parties, including sub-suppliers, in connection with these claims. These types of claims could adversely affect our financial condition, operating results and cash flows.

We are involved from time to time in various legal and regulatory proceedings and claims, which could adversely affect our financial performance.

We are involved in various legal and regulatory proceedings and claims that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including disputes with our customers, suppliers or competitors, intellectual property matters, personal injury claims, environmental matters, tax matters, employment matters and antitrust matters. No assurances can be given that such proceedings and claims will not adversely affect our financial condition, operating results and cash flows.

New laws or regulations or changes in existing laws or regulations could adversely affect our financial performance.

We and the automotive industry are subject to a variety of federal, state, local and foreign laws and regulations, including those related to health, safety and environmental matters. Governmental regulations also affect taxes and levies, capital markets, healthcare costs, energy usage, international trade and immigration and other labor issues, all of which may have a direct or indirect effect on our business and the businesses of our customers and suppliers. We cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof. The introduction of new laws or regulations or changes in existing laws or regulations, or the interpretation thereof, could increase the costs of doing business for us or our customers or suppliers or restrict our actions and adversely affect our financial condition, operating results and cash flows.

We are subject to regulation of our international operations that could adversely affect our financial performance.

We are subject to many laws governing our international operations, including those that prohibit improper payments to government officials and restrict where we can do business and what information or products we can supply to certain countries, including but not limited to the Foreign Corrupt Practices Act and the U.S. Export

Administration Act. Violations of these laws, which are complex and often difficult to interpret and apply, could result in significant criminal penalties or sanctions that could adversely affect our business, financial condition, operating results and cash flows.

We are required to comply with environmental laws and regulations that could cause us to incur significant costs.

Our manufacturing facilities are subject to numerous laws and regulations designed to protect the environment, and we expect that additional requirements with respect to environmental matters will be imposed on us in the future. Material future expenditures may be necessary if compliance standards change or material unknown conditions that require remediation are discovered. Environmental laws could also restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses in connection with our business. If we fail to comply with present and future environmental laws and regulations, we could be subject to future liabilities, which could adversely affect our financial condition, operating results and cash flows.

New regulations related to conflict minerals could adversely impact our business.

In August 2012, the Securities and Exchange Commission adopted new regulations related to “conflict minerals,” which may complicate our supply chain. These regulations require annual reporting and disclosures for those companies who use conflict minerals mined from the Democratic Republic of Congo and adjoining countries in their products. Initial due diligence efforts were required in 2013, and initial disclosure requirements begin in May 2014. Complying with these requirements could require us to incur significant expenses, including to ascertain the sources of conflict minerals in our products and to modify our processes and products, if required. As such, these requirements could adversely affect the sourcing, supply and pricing of materials in our products.

Developments or assertions by or against us relating to intellectual property rights could adversely affect our financial performance.

We own significant intellectual property, including a large number of patents, trademarks, copyrights and trade secrets, and we are involved in numerous licensing arrangements. Our intellectual property plays an important role in maintaining our competitive position in a number of the markets that we serve. Developments or assertions by or against us relating to intellectual property rights could adversely affect our financial condition, operating results and cash flows.

Our U.S. net operating loss, capital loss and tax credit carryforwards could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

We have significant U.S. net operating loss, capital loss and tax credit carryforwards (collectively, the “Tax Attributes”). Under federal tax laws, we can carry forward and use our Tax Attributes to reduce our future U.S. taxable income and tax liabilities until such Tax Attributes expire in accordance with the Internal Revenue Code of 1986, as amended (the “IRC”). Section 382 and Section 383 of the IRC provide an annual limitation on our ability to utilize our Tax Attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership, as defined under the IRC. We may experience a change in ownership in the future as a result of changes in our stock ownership that are beyond our control, and any such subsequent changes in ownership for purposes of the IRC could further limit our ability to use our Tax Attributes. Accordingly, any such occurrences could adversely affect our financial condition, operating results and cash flows.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the Old Notes. Pursuant to the registration rights agreement, we and our subsidiary guarantors agreed, for the benefit of the holders of the Old Notes, at our cost, to file with the Commission and cause to become effective this registration statement relating to an offer to exchange the notes for an issue of Commission-registered notes with terms identical to the Old Notes (except that the New Notes will not be subject to restrictions on transfer, any increase in annual interest rate as described below or registration rights). Unless the context requires otherwise, the term “holder” means any person in whose name Old Notes are registered on our books, or any other person who has obtained a properly completed bond power from the registered holder, or any participant in the Depository Trust Company (“DTC”) whose name appears on a security position listing as a holder of Old Notes (which, for purposes of the exchange offer, include beneficial interests in the Old Notes held by direct or indirect participants in DTC and Old Notes held in definitive form).

Eligibility to Participate in Exchange Offer

We will issue $2,000 of principal amount and integral multiples of $1,000 in excess thereof of New Notes in exchange for each $2,000 of principal amount and integral multiples of $1,000 in excess thereof, respectively, of outstanding Old Notes properly surrendered pursuant to the exchange offer in advance of the expiration date and not properly withdrawn according to the procedures described below. You may tender Old Notes only in integral multiples of $1,000 in excess of $2,000 of principal amount. The terms of the New Notes are substantially identical to the terms of the Old Notes that you may exchange pursuant to this exchange offer, except that, generally, you may freely transfer the New Notes (except that any broker-dealer receiving the New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale), and you will not be entitled to certain registration rights and certain other provisions which are applicable to the Old notes under the registration rights agreement. The New Notes will be entitled to the benefits of and governed by the indenture. See “Description of New Notes.”

Based on interpretations by the staff of the Commission, as detailed in a series of no-action letters issued by the Commission to third parties unrelated to us, we believe that the Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	You are acquiring the New Notes in the ordinary course of your business;

•	You have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	You are not an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of the Company or any subsidiary guarantor;

•	If you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the New Notes issued in the exchange offer; and

•	If you are a broker-dealer, you will receive the New Notes for your own account, the Old Notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any New Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms. If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your Old Notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your Old Notes unless such sale is made pursuant to an exemption from such requirements.

When the Commission declares the exchange offer registration statement effective, we will offer the New Notes in return for the Old Notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to noteholders (or longer if required by applicable law). For each Old Note surrendered to us under the exchange offer, the noteholder will receive a New Note of equal principal amount. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Notes or, if no interest has been paid on the Old Notes, from the closing date.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the New Notes would be in violation of the securities or blue sky laws of that jurisdiction.

Registration Rights

Pursuant to the registration rights agreement entered into with the initial purchasers of the Old Notes, we agreed for the benefit of holders of the Old Notes, to use reasonable efforts, at our cost, to file and cause to become effective a registration statement with respect to a registered offer to exchange the Old Notes for an issue of New Notes with terms substantially identical to the Old Notes (except that the New Notes will not be subject to transfer restrictions). Following the exchange offer registration statement becoming effective, we will offer the New Notes in return for the surrender of the Old Notes. The exchange offer is scheduled to close 20 business days after its commencement (or longer if required by applicable law); provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth in the initial offering memorandum for the Old Notes and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

If applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, among other reasons, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the second anniversary of the filing of the shelf registration statement, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

In certain circumstances set forth in the registration rights agreement, including if the exchange offer is not consummated on or before the date that is 500 days after the closing date or, if required, the shelf registration statement is not declared effective (each, a “Target Registration Date”), the annual interest rate borne by the notes will be increased by 0.25% per annum, with respect to the first 90 days after the applicable Target Registration Date, and, if the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) prior to the end of each 90-day period thereafter, the interest rate borne by the Notes will increase by an additional 0.25% per annum up to a maximum increase for all such registration defaults of 1.00% per annum, in each case until the exchange offer is completed or the shelf registration statement is declared effective; provided, that no such additional interest will be payable beginning on the third anniversary of the later of the date the Notes are issued and the last date on which the Notes were held by the Company or its affiliates.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from the Company upon request.

Terms of the Exchange Offer

We hereby offer, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to issue $2,000 of principal amount and integral multiples of $1,000 in excess thereof of New Notes in exchange for each $2,000 of principal amount and integral multiples of $1,000 in excess thereof, respectively, of outstanding Old Notes properly tendered before the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their Old Notes in whole or in part in integral multiples of $1,000 principal amount of $2,000 of principal amount.

The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that:

•	the New Notes have been registered under the Securities Act and, therefore, are not subject to the restrictions on transfer applicable to the Old Notes; and

•	holders of New Notes will not be entitled to some of the rights of holders of the Old Notes under the registration rights agreement.

The New Notes evidence the same indebtedness as, and replace, the Old Notes, and will be issued pursuant to, and entitled to the benefits of, the indenture.

The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the expiration date or, as described under the heading “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $500.0 million aggregate principal amount of Old Notes is outstanding.

Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Old Notes that are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. See the discussion under the heading “Risk Factors—Risks Related to the Exchange Offer—You must comply with the procedures of the exchange offer or you will be unable to receive New Notes.”

If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described in this prospectus or otherwise, certificates for the unaccepted Old Notes will be returned, without expense, to the tendering holder promptly after the expiration date.

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes for the exchange of the Old Notes in the exchange offer. We will pay all charges and expenses in connection with the exchange offer, other than specified applicable taxes. See the heading “—Fees and Expenses.”

We make no recommendation to the holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes in the exchange offer. In addition, we have not authorized anyone to make a recommendation in connection with the exchange offer. Holders of Old Notes must make their own decision as to whether to tender in the exchange offer, and, if so, the aggregate amount of Old Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, and based on their financial positions and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time, on May 28, 2014, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

If we extend the exchange offer, we will notify the exchange agent of any extension by oral notice (confirmed in writing) or written notice and will publicly announce the extension prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

We reserve the right in our sole discretion, subject to applicable law, at any time and from time to time:

•	to terminate the exchange offer (whether or not any Old Notes have already been accepted for exchange) if we determine, in our sole discretion, that any of the events or conditions referred to under the heading “—Conditions to the Exchange Offer” has occurred or exists or has not been satisfied;

•	to require that such holder is to acquire New Notes in the ordinary course of such holder’s business;

•	to extend the expiration date, delay the acceptance of the Old Notes and retain all Old Notes tendered pursuant to the exchange offer, subject, however, to the right of holders of the Old Notes to withdraw their tendered Old Notes as described under the heading “—Withdrawal Rights”; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

If we amend the exchange offer in a manner that we determine constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under the heading “—Withdrawal Rights”) promptly after the expiration date.

In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	Old Notes or an agent’s message (as defined below) and confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC;

•	the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes or book-entry confirmations and an agent’s message with respect to Old Notes and other required documents are received by the exchange agent. The term “book-entry confirmation” means a timely confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC. The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•	states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn, if and when we give oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) of our acceptance of such Old Notes for exchange pursuant to the exchange offer. Our acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of Old Notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, letters of transmittal and related documents and transmitting New Notes to holders who validly tendered Old Notes. Any exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any Old Notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of Old Notes), or we extend the exchange offer or are unable to accept for exchange Old Notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth in this prospectus and in the letter of transmittal, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and the Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the heading “—Withdrawal Rights.”

Procedures for Tendering Old Notes

Valid Tender

You may tender Old Notes in the exchange offer only if you are a registered holder of Old Notes. To tender in the exchange offer by utilizing the letter of transmittal, you must:

•	complete, sign and date the letter of transmittal, or a facsimile thereof;

•	have the signatures guaranteed if required by such letter of transmittal; and

•	mail or otherwise deliver such letter of transmittal or such facsimile, together with the certificates representing the Old Notes specified therein, to the exchange agent prior to the expiration date.

In addition, either:

•	the exchange agent must receive certificates for the Old Notes along with the letter of transmittal into its account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date;

•	the exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Alternatively, the exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program, or ATOP, to tender Old Notes in lieu of the letter of transmittal. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with ATOP procedures for transfer. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below.

If you do not withdraw your tender prior to the expiration date, it will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of Old Notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to and receipt by the exchange agent before the expiration date. Do not send any letter of transmittal or Old Notes to us or anyone other than the exchange agent. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes, you should contact the registered holder promptly and instruct them to tender such Old Notes on your behalf. If you wish to tender your Old Notes on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of Old Notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution.

No such guarantee is required if the signatures on a letter of transmittal or a notice of withdrawal for Old Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder, the Old Notes must be endorsed or accompanied by a properly completed note power signed by the registered holder as their name appears on the Old Notes.

If the letter of transmittal or any Old Notes, note powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, submit proper evidence satisfactory to the Company, in its sole discretion, of such persons’ authority to so act.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Old Notes, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular Old Notes, whether or not waived in the case of other Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived by us, you must cure any defects or irregularities in connection with tenders of Old Notes within such time as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

If you wish to tender Old Notes in exchange for New Notes in the exchange offer, we will require that you represent to us that, among other things:

•	you are not an affiliate of us;

•	you will acquire any New Notes in the ordinary course of your business;

•	you are not engaging nor do you intend to engage in a distribution of such New Notes; and

•	at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the New Notes.

In addition, in connection with the resale of New Notes, any participating broker-dealer who acquired the Old Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Book-Entry Transfer

Any financial institution that is a participant in DTC’s system must make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account at DTC in accordance with ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures set forth below under the heading “—Guaranteed Delivery.” DTC will verify such acceptance, execute a book-entry transfer of the tendered Old Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures set forth below under the heading “—Guaranteed Delivery.”

Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees

Old Notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless: (1) the Old Notes are registered in a name other than that of the person surrendering the certificate; or (2) a registered holder completes the box entitled “Special Delivery and Issuance Instructions” in the letter of transmittal.

In the case of (1) or (2) above, Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an “eligible guarantor institution,” including (as such terms are defined therein): (a) a bank, (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (c) a credit union, (d) a national securities exchange, registered securities association or clearing agency or (e) a savings association that is a participant in a Securities Transfer Association.

Guaranteed Delivery

If a holder desires to tender Old Notes pursuant to the exchange offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

•	such tenders are made by or through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent. The notice of guaranteed delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

•	all tendered Old Notes, or book-entry confirmation, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the right, in our sole discretion, to reject any and all tenders that we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any defect or irregularity in any tender of Old Notes of any particular holder.

Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and its instructions) will be final and binding on all parties. No tender of Old Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of Lear, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of the New Notes

Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us, we believe that holders of Old Notes who exchange their Old Notes for New Notes may offer for resale, resell and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired Old Notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Also, unrestricted resales would be permitted only for New Notes:

•	that are acquired in the ordinary course of a holder’s business;

•	where the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

•	where the holder is not an “affiliate” of Lear.

The staff of the Commission has not considered the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes under the exchange offer, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Withdrawal Rights

Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to the expiration date of the exchange offer. In order for a withdrawal to be effective, the withdrawal must be in writing and timely received by the exchange agent at its address set forth under the heading “—Exchange Agent” prior to the expiration date. Any notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, and, if such Old Notes have been tendered, the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of Old Notes tendered for the account of an eligible guarantor institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth under the heading “—Procedures for Tendering Old Notes,” the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time prior to the expiration date of the exchange offer by following any of the procedures described above under the heading “—Procedures for Tendering Old Notes.”

All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us, in our sole discretion, which determination will be final and binding on all parties. None of Lear, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes that have been tendered but that are withdrawn will be returned to the holder promptly after withdrawal.

Conditions to the Exchange Offer

If any of the following conditions has occurred or exists or has not been satisfied, as the case may be, prior to the expiration date, we will not be required to accept for exchange any Old Notes and will not be required to issue New Notes in exchange for any Old Notes:

•	The exchange offer does not violate applicable law or any applicable interpretation of the staff of the Commission;

•	No action or proceeding shall have been instituted or threatened in any court or by any governmental agency that could materially impair the ability of the Company or the subsidiary guarantors to proceed with the Exchange Offer and no material adverse development shall have occurred in any existing action or proceeding with respect to the Company or any subsidiary guarantor;

•	All governmental approvals that the Company and the subsidiary guarantors deem necessary for the consummation of the Exchange Offer have been obtained;

•	There is no material change, or development involving a prospective material change, in the business or financial affairs of the Company and its subsidiaries, taken as a whole, that, in the reasonable judgment of the Company, would materially impair the Company’s ability to consummate the Exchange Offer; and

•	There have been no proposed, adopted or enacted laws, statutes, rules or regulations that, in the reasonable judgment of the Company, would materially impair the Company’s ability to consummate the Exchange Offer or have a material adverse effect on the Company if the Exchange was consummated.

If any of the foregoing events or conditions has occurred or exists or has not been satisfied, as the case may be, at any time prior to the expiration date, we may, subject to applicable law, at any time and from time to time, terminate the exchange offer (whether or not any Old Notes have already been accepted for exchange) or waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. In this case, we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By facsimile (for eligible guarantor institutions only):

732-667-9408

Confirm by telephone:

315-414-3360

By Regular, Registered or

Certified Mail, Hand Delivery or Overnight Courier

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon Corporation Corporate Trust Operations, Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attn: Dacia Brown-Jones

Delivery to other than the above address or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering Old Notes for their customers.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the New Notes or the closing of the exchange offer.

We received proceeds of $492.6 million from the offering of the Old Notes, after deducting the initial purchasers’ discount and offering expenses payable by us. We used the net proceeds from the offering of the Old Notes together with our other sources of liquidity, cash and cash equivalents on hand and funds generated from operations, for general corporate purposes, including, without limitation, during 2013, the redemption of $70 million in aggregate principal amount of our 2018 Notes and 2020 Notes, investments in additional component capabilities and emerging markets and share repurchases under our existing common stock share repurchase program.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2013. This table should be read in conjunction with our consolidated financial statements, including the notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference to this prospectus, and “Description of Certain Indebtedness.”

As of December 31, 2013 (in millions)
Cash and cash equivalents	$1,137.7

Short-term debt:
Short-term borrowings	$—
Current portion of long-term debt	—

Total short-term debt	—

Long-term debt:
Revolving credit facility	—
2018 Notes(1)	278.8
2020 Notes(1)	278.3
4.75% Senior Notes due 2023 offered to be exchanged hereby	500.0
Other long-term debt	—
Less current portion	—

Total long-term debt, less current portion	$1,057.1

Total long-term debt(2)	$1,057.1

Equity	$3,149.5

Total capitalization	$4,206.6

(1)	Does not reflect the redemption of the remaining aggregate principal amount of our 2018 Notes or the partial redemption of our 2020 Notes. See “Summary—Recent Developments.”
(2)	Does not reflect the issuance of the 2024 Notes. See “Summary—Recent Developments.”

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements and indentures related therein, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Notes

On March 26, 2010, we issued $350 million in aggregate principal amount at maturity of 2018 Notes and $350 million in aggregate principal amount at maturity of 2020 Notes. The 2018 Notes were priced at 99.276% of par, resulting in a yield to maturity of 8.00%, and the 2020 Notes were priced at 99.164% of par, resulting in a yield to maturity of 8.25%. Interest is payable on the 2020 Notes on March 15 and September 15 of each year. The 2020 Notes mature on March 15, 2020. The indenture governing such notes contains certain restrictive covenants and customary events of default. As of December 31, 2013, we were in compliance with all covenants under the indenture governing the 2020 Notes.

The 2020 Notes are senior unsecured obligations. Our obligations under those notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the subsidiary guarantors of the notes.

On March 26, 2013 and August 24, 2012, we redeemed 10% of the original aggregate principal amount of each of the 2018 Notes and 2020 Notes at a redemption price equal to 103% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date. In connection with these transactions, we paid $72.1 million in both 2013 and 2012, and recognized losses of $3.6 million and $3.7 million on the partial extinguishment of debt in 2013 and 2012, respectively.

On March 20, 2014, we redeemed all of the remaining aggregate principal amount of the 2018 Notes, at a redemption price equal to 103.938% of the aggregate principal amount of the 2018 Notes being redeemed, and on March 26, 2014, we redeemed 10% of the original aggregate principal amount of the 2020 Notes, at a redemption price equal to 103.00% of the aggregate principal amount of the 2020 Notes being redeemed. See “Summary—Recent Developments.”

For further information related to 2018 Notes and 2020 Notes, including information on early redemption, covenants and events of default, see Note 6, “Debt” to the audited consolidated financial statements for the year ended December 31, 2013, incorporated by reference herein.

On March 14, 2014, we issued $325 million in aggregate principal amount of 5.375% senior notes due 2024. Interest is payable on the 2024 Notes on March 15 and September 15 of each year, commencing on September 15, 2014. The 2024 Notes mature on March 15, 2024. The indenture governing the 2024 Notes contains certain restrictive covenants and customary events of default. The 2024 Notes will be senior unsecured obligations of the Company and will be guaranteed by certain of our subsidiaries. We used the net proceeds from the offering of the 2024 Notes to redeem the remaining aggregate principal amount of our 2018 Notes and to partially redeem our 2020 Notes and for general corporate purposes. For further information related to the 2024 Notes, see our Current Report on Form 8-K filed with the Commission on March 14, 2014.

Revolving Credit Facility

On January 30, 2013, we amended and restated our revolving credit facility to, among other things, increase the borrowing capacity from $500 million to $1.0 billion, extend the maturity date to January 2018 and reduce interest rates payable on outstanding borrowings under the facility. The revolving credit facility permits borrowings for general corporate and working capital purposes and the issuance of letters of credit. As of December 31, 2013, there were no borrowings outstanding under the revolving credit facility, and we were in compliance with all covenants under the agreement governing the revolving credit facility.

For further information related to the revolving credit facility, including information on pricing, covenants and events of default, see Note 6, “Debt,” to the audited consolidated financial statements for the year ended December 31, 2013, incorporated by reference herein.

DESCRIPTION OF NEW NOTES

We issued the Old Notes under a base Indenture, dated March 26, 2010, among us, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The terms of the Old Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”).

The terms of the New Notes are identical in all material respects to the Old Notes, except that the sales of the New Notes will have been registered under the Securities Act and, therefore, will not be subject to transfer restrictions or contain certain provisions regarding liquidated damages under certain circumstances related to the registration rights agreement, which damages provisions will terminate upon consummation of the exchange offer.

We summarize below certain provisions of the Indenture, but do not restate the Indenture in its entirety. We urge you to read the Indenture because it defines your rights. A copy of the Indenture will be made available to prospective purchasers upon request.

Key terms used in this section are defined under “—Certain Definitions.” When we refer to:

•	the “company” in this section, we mean Lear and not any of its subsidiaries; and

•	“Notes” in this section, we mean the Old Notes and the New Notes.

Overview of the Notes

The Notes are:

•	unsecured senior obligations of the Company;

•	senior in right of payment to all future Subordinated Obligations of the Company;

•	effectively junior to all existing and future Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness, and all Indebtedness, if any, of Subsidiaries that are not Subsidiary Guarantors; and

•	guaranteed on an unsecured senior basis by each Subsidiary Guarantor.

Principal, Maturity and Interest

We initially issued the Notes in an aggregate principal amount of $500.0 million. The Notes will mature on January 15, 2023. Each Note bears interest at a rate of 4.75% per annum beginning on January 17, 2013 or from the most recent date to which interest has been paid or provided for.

We pay interest on the Notes semiannually to Holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year.

Unless the context requires otherwise, all references herein to “interest” include any additional interest payable pursuant to the Registration Rights Agreement referred to under “Exchange Offer and Registration Rights Agreement.”

Indenture May Be Used for Future Issuances

Additional Notes having identical terms and conditions to the Notes that we are currently offering (the “Additional Notes”) may be issued under the Indenture from time to time; provided, however, that we will only be permitted to issue such Additional Notes if at the time of and after giving effect to such issuance the Company and its Restricted Subsidiaries are in compliance with the covenants contained in the Indenture. Any Additional

Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the Notes.

Paying Agent and Registrar

We pay the principal of, premium, if any, and interest on the Notes at any office of ours or any agency designated by us. We have initially designated the corporate trust office of the Trustee to act as the agent of the Company in such matters. The location of the corporate trust office for payment on the Notes is The Bank of New York Mellon Trust Company, N.A., 2 North LaSalle Street, Suite 1020, Chicago, IL 60602. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses or, with respect to global notes, by wire transfer.

Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. However, we may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

Except as set forth under this section, we may not redeem the Notes prior to January 15, 2018. On or after this date, we may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Year	Redemption Price
2018	102.375%
2019	101.583%
2020	100.792%
2021 and thereafter	100.000%

Prior to January 15, 2016, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 104.75% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Company must be made within 90 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

Additionally, prior to January 15, 2018, we may at our option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date for the Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after January 15, 2018, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on January 15, 2018 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such Note through January 15 , 2018 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Comparable Treasury Issue” means, with respect to the Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to January 15, 2018, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to January 15, 2018.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the definition of “Adjusted Treasury Rate” is applicable, the average of three, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection

If we partially redeem the Notes, the Trustee will select the Notes to be redeemed in accordance with the procedures of The Depository Trust Company or, if the Notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, although in neither case will a Note less than $2,000 in original principal amount be redeemed in part. If we redeem any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of the Notes to be redeemed, plus accrued and unpaid interest thereon.

Subsidiary Guarantees

The Subsidiary Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Each of the Subsidiary Guarantors agrees to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee is limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Company will cause each new Domestic Subsidiary that is a Guarantor of any Credit Facility of the Company or a Domestic Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. In addition, the Company will cause each Foreign Subsidiary that becomes a Guarantor of any Credit Facility of the Company or a Domestic Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. See “—Certain Covenants—Future Subsidiary Guarantors” below.

Each Subsidiary Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Subsidiary Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Subsidiary Guarantee of a Subsidiary Guarantor also will be released:

(1) upon the sale (including any sale pursuant to any exercise of remedies by a holder of Indebtedness of the Company or of such Subsidiary Guarantor) or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor;

(2) if such Subsidiary Guarantor no longer guarantees or is otherwise obligated under any Credit Facility of the Company or a Domestic Subsidiary;

(3) upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(4) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(5) at our election, during any Suspension Period; or

(6) if we exercise our legal defeasance option or our covenant defeasance option as described under “Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

The Company shall notify the Trustee and the Holders if the Subsidiary Guarantee of any Subsidiary Guarantor is released. The Trustee shall execute and deliver an appropriate instrument confirming the release of any such Subsidiary Guarantor upon request of the Company as provided in the Indenture.

Ranking

The indebtedness evidenced by the Notes and the Subsidiary Guarantees is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. The Notes are guaranteed by the Subsidiary Guarantors.

The Notes are unsecured obligations of the Company. Secured debt and other secured obligations of the Company (including obligations with respect to the Credit Agreement) are effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

The Guarantees are unsecured obligations of the Subsidiary Guarantors. Secured debt and other secured obligations of the Subsidiary Guarantors are effectively senior to the Guarantees to the extent of the value of the assets securing such debt or other obligations.

As of December 31, 2013:

(1) the Company had $1.1 billion of Senior Indebtedness outstanding, none of which was secured (exclusive of unused commitments under the Credit Agreement);

(2) the Subsidiary Guarantors had no Senior Indebtedness outstanding (exclusive of such Subsidiary Guarantor’s obligations under their Guarantee of the Company’s obligations under the Credit Agreement and existing notes); and

(3) the Subsidiaries of the Company, other than those Subsidiaries that are Subsidiary Guarantors, had no Indebtedness outstanding.

The Company currently conducts substantially all of its operations through its Subsidiaries. To the extent such Subsidiaries are not Subsidiary Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The Notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Subsidiary Guarantors.

As of December 31, 2013, the Subsidiary Guarantors had total assets of $3.4 billion and the Subsidiaries of the Company, other than those Subsidiaries that are Subsidiary Guarantors, had total assets of $5.6 billion.

For the years ended December 31, 2013 and 2012, the Subsidiary Guarantors had net sales of $6.3 billion and $5.9 billion, respectively, and generated net income attributable to Lear of $319.8 million and $558.2 million, respectively, and the Subsidiaries of the Company, other than those Subsidiaries that are Subsidiary Guarantors, had net sales of $14.0 billion and $12.5 billion, respectively, and generated net income attributable to Lear of $293.6 million and $221.3 million, respectively.

The above financial information does not include eliminations for intercompany transactions. For a presentation of the financial information pursuant to Rule 3-10 of Regulation S-X, see Note 16, “Supplemental Guarantor Condensed Consolidating Financial Statements,” to our audited consolidated financial statements, which are incorporated herein by reference.

The Company and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness and, subject to certain limitations, may be secured. See “—Certain Covenants—Limitation on Liens” below.

The Notes rank equally in all respects with all other Senior Indebtedness of the Company. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Company to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (as determined on a Consolidated basis) to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Company will not be required to make a Change of Control Offer upon a Change of Control if the Notes have been or are called for redemption by the Company prior to it being required to mail notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional secured Indebtedness are contained in the covenants described under “—Limitation on Liens” and “—Limitation on Sale and Leaseback Transactions.” However, except for the limitations contained in such covenants, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the sale of “all or substantially all” the assets of the Company (as determined on a Consolidated basis). Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to purchase its Notes as a result of a sale of less than all of the assets of the Company (as determined on a Consolidated basis) to another Person may be uncertain.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Commission Reports

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will provide the Trustee and Holders and prospective Holders within the time periods specified in the Commission’s rules and regulations (plus any extensions granted pursuant to the Commission rules), copies of:

(1) annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) quarterly reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

(3) from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding whether the Company is subject to the periodic reporting requirements of the Exchange Act, the Company will nevertheless continue filing the reports specified above unless the Commission will not accept such a filing. The Company will not take any action for the purpose of causing the Commission not to accept any such filings. Notwithstanding the foregoing, to the extent the Company files the information and reports referred to in clauses (1) through (4) above with the Commission and such information is publicly available on the Internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

In addition, the Company shall furnish to the Trustee and the Holders, upon their request, copies of the annual report to shareholders and any other information provided by the Company to its public shareholders generally.

Future Subsidiary Guarantors

The Company will cause each new Domestic Subsidiary that is a Guarantor of any Credit Facility of the Company or a Domestic Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. In addition, the Company will cause each Foreign

Subsidiary that becomes a Guarantor of any Credit Facility of the Company or a Domestic Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Following the first day (the “Suspension Date”) that:

(1) the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under this covenant (the “Suspended Covenant”).

In addition, upon the occurrence of a Suspension Date, the Company may elect to suspend the Subsidiary Guarantees. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenant for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant with respect to future events and the Subsidiary Guarantees will be reinstated to the extent required by the Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenant may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenant during the Suspension Period.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless:

(1) the Sale and Leaseback Transaction is solely with the Company or a Subsidiary Guarantor;

(2) the lease is for a period not in excess of 24 months, including renewals;

(3) the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (22) of the definition of “Permitted Liens”, without equally and ratably securing the Notes then outstanding under the Indenture, to create, Incur, issue, assume or guarantee Indebtedness secured by a Lien on such property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) the Company or such Restricted Subsidiary within 360 days after the sale of such property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (a) the net proceeds of the sale of such property or (b) the Fair Market Value of such property to (i) the permanent retirement of Notes, other Indebtedness of the Company ranking on a parity with the Notes or Indebtedness of a Restricted Subsidiary or (ii) the purchase of property; or

(5) the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Issue Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Indebtedness secured by Liens on properties then outstanding (not including any such Indebtedness secured by Liens described in clauses (1) through (22) of the definition of “Permitted Liens”) which do not equally and ratably secure such outstanding Notes (or secure such outstanding Notes on a basis that is prior to other Indebtedness secured thereby), would not exceed 15% of Consolidated Total Assets.

Merger and Consolidation

The Company will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not permit any Subsidiary Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person unless:

(A) except in the case of a Subsidiary Guarantor (i) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

(B) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(C) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding the foregoing:

(D) any Restricted Subsidiary may Consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor; and

(E) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia to realize tax or other benefits.

Defaults

Each of the following is an Event of Default with respect to the Notes:

(1) a default in any payment of interest on the Notes when due and payable continued for 30 days;

(2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described under “—Merger and Consolidation” above;

(4) the failure by the Company or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “—Change of Control” or “—Certain Covenants” (other than “—Certain Covenants—SEC Reports”) above (in each case, other than a failure to purchase Notes);

(5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice as specified in the Indenture with its other agreements contained in the Indenture;

(6) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $200.0 million or its foreign currency equivalent (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”); or

(8) any Subsidiary Guarantee ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under the Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6) or (8) (only with respect to any Subsidiary Guarantor that is not a Significant Subsidiary) will not constitute an Event of Default with respect to the Notes until (i) the Trustee notifies the Company or (ii) the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee of the default and (iii) the Company or the Subsidiary Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (8) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee indemnity reasonably satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity, and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification reasonably satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes, notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the Notes may be amended as it relates to such Notes with the written consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class and any past default or compliance with any provisions with respect to the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of the Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder of Notes to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) modify the Subsidiary Guarantees in any manner adverse to the Holders of Notes.

Without the consent of any Holder of the Notes, the Company, the Subsidiary Guarantors and the Trustee, as applicable, may amend the Indenture to:

(9) cure any ambiguity, omission, defect or inconsistency;

(10) provide for the assumption by a successor entity of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(11) provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(12) add additional Guarantees with respect to the Notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under the Indenture;

(13) add to the covenants of the Company for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company;

(14) make any change that does not adversely affect the rights of any Holder in any material respect, subject to the provisions of the Indenture;

(15) make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that

(A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and

(B) such amendment does not materially affect the rights of Holders to transfer Notes;

(16) provide for the issuance of exchange Notes;

(17) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA; or

(18) convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with the covenant described under “—Certain Covenants—Limitation on Liens.”

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

When (1) the Company delivers to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption and, in the case of clause (2), the Company irrevocably deposits with the Trustee funds or U.S. Government Obligations sufficient to pay at maturity or upon redemption all outstanding Notes, including premium, if any, interest thereon to maturity or such redemption date, and if in any case the Company pays all other sums payable under the Indenture by the Company with respect to the Notes, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to all outstanding Notes (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture).

Defeasance

The Company may, as described below, at any time terminate all its obligations under the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Company may, as described below, at any time terminate:

(1) its obligations under the covenants described under “—Certain Covenants”, and

(2) the operation of the cross acceleration provision and the bankruptcy provisions with respect to Significant Subsidiaries described under “—Defaults” above (“covenant defeasance”).

In the event that the Company exercises its legal defeasance option or its covenant defeasance option with respect to the Notes, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee of the Notes.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6) or (7) (with respect only to Significant Subsidiaries) under “—Defaults” above.

In order to exercise either defeasance option with respect to the Notes, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium (if any) and interest in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company, the Subsidiary Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the TIA. In addition, The Bank of New York Mellon Trust Company, N.A. currently serves as the trustee with respect to the Company’s 2020 Notes and 2024 Notes.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

“Affiliate “ of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(i) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(ii) the Attributable Debt determined assuming no such termination.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of the board of directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Chinese Acceptance Notes” means acceptance notes issued by banks in China in the ordinary course of business for the account of any direct or indirect Chinese Subsidiary of the Company or customers thereof to effect the current payment of goods and services in accordance with customary trade terms in China.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Total Assets” means the total Consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of the Company, the accounts of each of the Restricted Subsidiaries with those of the Company and (2) in the case of a Restricted Subsidiary, the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of June 17, 2011, by and among the Company, the several lenders from time to time party thereto, Barclays Bank PLC and UBS Securities LLC, as Co-Documentation Agents, Citibank, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (including, without limitation, any guarantee agreements and security documents), as it may be amended (including any amendment and restatement thereof), supplemented, replaced, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) any other loan or credit agreement, indenture or similar debt financing agreement, with a principal amount in excess of $300.0 million.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3), on or prior to 180 days after the Stated Maturity of the Notes.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as such price is, unless specified otherwise in the Indenture, determined in good faith by a Financial Officer of the Company or by the Board of Directors.

“Financial Officer” means the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the Accounting Standards Codification of the Financial Accounting Standards Board,

(2) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(3) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement or any hedging agreement entered into in connection with the issuance of securities convertible or exchangeable for equity of such Person.

“Holder “ means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter. In addition, the term “Indebtedness” will exclude obligations of Chinese Subsidiaries in respect of Chinese Acceptance Notes in the ordinary course of business.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB—(or the equivalent) by Standard & Poor’s, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date Notes are first issued under the Indenture.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee or banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of a Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion acceptable to the Trustee from legal counsel. The counsel may be an employee of or counsel to the Company or a Subsidiary Guarantor.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness under Credit Facilities in an aggregate principal amount not to exceed the greater of (A) $1.9 billion and (B) the sum of (i) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements are available, after giving pro forma effect to any acquisition or disposition of a Person or business occurring after such date but prior to the date of determination;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit, bank guarantees, bankers’ acceptances and similar credit transactions do not constitute Indebtedness;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property (other than property related to the property being financed) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (1)) and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Company or any of its Subsidiaries;

(9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries;

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are entered into in the ordinary course of business to hedge risks with respect to the Company’s or a Restricted Subsidiary’s interest rate, currency or raw materials pricing exposure or in connection with the issuance of convertible debt and not entered into for speculative purposes;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9) and (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (7), (8), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(14) Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(15) judgment Liens not giving rise to an Event of Default;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding leases that do not otherwise constitute Indebtedness entered into in the ordinary course of business;

(17) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

(18) Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract;

(19) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods;

(21) Liens on assets of Foreign Subsidiaries securing Indebtedness of a Foreign Subsidiary in an aggregate principal amount not to exceed $250.0 million and securing other obligations under the agreements governing or relating to such Indebtedness, so long as such Liens do not encumber the Capital Stock of the Company or any of its Subsidiaries;

(22) pledges or deposits made to support any obligations of the Company or any Restricted Subsidiary (including cash collateral to secure obligations under letters of credit) so long as the aggregate amount of such pledges and deposits does not exceed $350.0 million; and

(23) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (23) does not exceed 15% of Consolidated Total Assets of the Company, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements are available, after giving pro forma effect to any acquisition or disposition of a Person or business occurring after such date but prior to the date of determination.

“Person “ means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal “ of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Indebtedness under Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Rating Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Receivables Entity” means (a) a Wholly Owned Subsidiary of the Company which is designated by the Board of Directors (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(A) is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) which is not an Affiliate of the Company or with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Company, the Subsidiary Guarantors and the initial purchasers of the Notes issued on the Issue Date and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Restricted Subsidiary “ means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Subsidiary has a correlative meaning.

“Senior Indebtedness” of the Company or any Subsidiary Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Subsidiary Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Indebtedness under Credit Facilities, the Notes (in the case of the Company), the Subsidiary Guarantees (in the case of the Subsidiary Guarantors) and all other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, that should be included in accordance with GAAP in determining the total liabilities of the Company or such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as applicable; provided, however, that Senior Indebtedness of the Company or any Subsidiary Guarantor shall not include:

(1) any obligation of the Company to any Subsidiary of the Company or of such Subsidiary Guarantor to the Company or any other Subsidiary of the Company;

(2) any liability for Federal, state, local or other taxes owed or owing by the Company or such Subsidiary Guarantor, as applicable;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4) any Indebtedness or obligation of the Company (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Subsidiary Guarantor, as applicable, including any Subordinated Obligations of the Company or such Subsidiary Guarantor, as applicable;

(5) any obligations with respect to any Capital Stock; or

(6) any Indebtedness Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that by its terms is subordinate or junior in right of payment to the Notes. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

The term “Subsidiary” also shall include any corporation, limited liability company, partnership or other entity that: (1) under GAAP may be consolidated with the Company for financial reporting purposes; and (2) has been designated as a Subsidiary of the Company by the Board of Directors of the Company for so long as such designation remains in effect.

“Subsidiary Guarantee “ means each Guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

“Subsidiary Guarantor “ means any Subsidiary that has issued a Subsidiary Guarantee.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, and only for so long as (i) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less; or (ii) such Subsidiary is a Foreign Subsidiary that is a joint venture or similar entity.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the exchange of Old Notes for New Notes pursuant to the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. It addresses only Holders who purchased the Old Notes for cash in the initial offering at their initial issue price (generally, the first price at which a substantial amount of the Old Notes are sold for money to investors, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary applies only to Holders exchanging Old Notes for New Notes in the exchange offer and who hold the Old Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). A “capital asset” is generally an asset held for investment.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances or persons subject to special treatment under U.S. federal income tax laws. This discussion does not address any aspect of U.S. federal taxation other than U.S. federal income taxation (e.g., estate and gift tax) or any aspect of state, local or non-U.S. taxation.

This summary is based on the U.S. federal income tax law in effect as of the date of this exchange offer memorandum, which is subject to differing interpretations or change, possibly with retroactive effect. We have not sought a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

EACH HOLDER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF EXCHANGING AN OLD NOTE FOR A NEW NOTE AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

Exchange of Old Notes for New Notes Pursuant to the Exchange Offer

The exchange of the Old Notes for the New Notes pursuant to the exchange offer will not be a taxable exchange to a Holder. As a result, a Holder will not recognize taxable gain or loss upon receipt of a New Note. A Holder’s holding period and adjusted tax basis in a New Note will be the same as the U.S. Holder’s adjusted tax basis and holding period in the Old Note exchanged immediately before the exchange of the Notes. A Holder who does not exchange its Old Note for a New Note pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

Based on existing interpretations of the Securities Act by the Commission staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe the New Notes issued in the exchange for the Old Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Old Notes that is an affiliate of ours or that intends to participate in the exchange offer for the purpose of distributing the New Notes, or any broker-dealer that purchased any of the Old Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the Commission staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Old Notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the New Notes may be required to deliver a prospectus meeting the requirements of the Securities Act when it resells such New Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after this registration is declared effective, or until the participating broker-dealer is no longer subject to the prospectus delivery requirement of the Securities Act, whichever is earlier, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

LEGAL MATTERS

Winston & Strawn LLP, Chicago, Illinois, will pass upon the validity of the New Notes and related guarantees.

EXPERTS

The consolidated financial statements and schedule of Lear Corporation included in Lear Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.